Exhibit (g)(5)

State Street Navigator Securities Lending Trust
c/o State Street Bank and Trust Company
4 Copley Place, 5th Floor
Boston, MA  02116

May 26, 2011

State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111-2900

Re:  State Street Navigator Securities Lending Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the Fund has established a new series of shares to be known as State Street Navigator Securities Lending TIAA-CREF Short Term Lending Portfolio (the “TCF Portfolio”).

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract dated as of March 4, 1996, as amended, by and among the Fund and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the Fund under the terms of the aforementioned contract.  In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.  Thank you.

Sincerely,

STATE STREET NAVIGATOR SECURITIES LENDING TRUST
on behalf of:
TCF PORTFOLIO

By:	/s/ Nancy L. Conlin
Name:	Nancy L. Conlin
Title:	Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President
Effective Date: May 26, 2011